Exhibit 10.1
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
     THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 21st day of August, 2006, by and between COMMUNITY BANK OF TRI-COUNTY, a state-chartered commercial, bank located in Waldorf, Maryland (the “Company”) and GREGORY C. COCKERHAM (the “Executive”).
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.
1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
1.3	“Board” means the Board of Directors of the Company as from time to time constituted.
1.4	“Change in Control” shall mean the occurrence of any of the following events:
(a)	individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board of Directors of the Company, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(b)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (1) by the Company or any subsidiary, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities or (4) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (4) does not constitute a Change in Control under this paragraph (b);

(c)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (3) ,at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Company Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
1.5	“Code” means the Internal .Revenue Code of 1986, as amended.

1.6	“Corporation” means the Tri-County Financial Corporation.

1.7	“Disability” means the Executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) receipt of disability benefits for a period of 3 months under an accident and health plan of the employer by reason of the participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.8	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) within twelve (12) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.9	“Effective Date” means January 1, 2006.

1.10	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.11	“Normal Retirement Date” means the date of the Executive’s Separation from Service on or after attaining Normal Retirement Age.

1.12	“Plan Administrator” means the plan administrator described in Article 6.

1.13	“Plan Year” means each twelve-month period commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31st.

1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15	“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death (except as provided in Section 1.8). Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:
(a)	the Executive continues to provide services as employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
1.16	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.17	“Termination for Cause” shall have the meaning set forth in Article 5.
Article 2
Distributions During Lifetime
2.1	Normal Retirement Benefit. Upon Separation from Service on or after the Normal Retirement Date, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.
2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Four Thousand Eight Hundred Dollars ($4,800), payable for a period of fifteen (15) years and resulting in a total benefit of Seventy-Two Thousand Dollars ($72,000). The Company’s Board of Directors, in its sole discretion, through a duly adopted resolution, may increase the annual benefit under this Section prior to the Executive’s Separation from Service.

2.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments, commencing on the first day of the month following Separation from Service.
2.2	Early Termination Benefit. Upon Early Termination, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year ending prior to Separation from Service.

2.2.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing the first day of the month following the Executive attaining Normal Retirement Age.
2.3	Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.
2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing the first day of the month following the Executive attaining Normal Retirement Age.
2.4	Change in Control Benefit. Upon a Change in Control, followed within twelve (12) months by a Separation from Service, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.
2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing the first day of the month following the Executive attaining Normal Retirement Age.
2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the

Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under this Article II of the Plan with respect to the applicable benefit.
2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non- qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount which the Company has accrued with respect to the obligations described in this Article 2, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.
2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.
Article 3
Distribution at Death
3.1	Death During Active Service. If the Executive dies before Separation from Service and prior to Normal Retirement Age, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.
3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in one hundred eighty (180) consecutive equal monthly installments for commencing the first day of the month following receipt by the Company of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.
3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Executive’s death certificate.
Article 4
Beneficiaries
4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

4.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 5
General Limitations
5.1	Termination for Cause, Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for Cause. Cause shall mean a good faith determination of the Company’s Board of Directors that the Executive has: (a) engaged in acts of personal dishonesty which have resulted in loss to the Company, or one of its affiliates, (b) intentionally failed to perform stated duties, (c) committed a willful violation of any law, rule, regulation (other than traffic violations or similar offenses), (d) become subject to the entry of a final cease and desist order which results in substantial loss to the Company or one of its affiliates, (e) been convicted of a crime or act involving moral turpitude, (f) willfully breached the Company’s code of conduct and business ethics, (g) been disqualified or barred by any governmental or self-regulatory authority from serving in the Executive’s then-current employment capacity or (h) willfully attempted to obstruct or failed to cooperate with any investigation authorized by the Board of Directors or any governmental or self regulatory entity. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted ,by the Board of Directors, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
5.2	Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within three years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.
5.3	Required Regulatory Provision. No payments will be made under this Agreement that would violate of 12 U.S.C. Sec. 1828(k) or 12 U.S.C. Sec. 1818(e) or any regulation promulgated thereunder.

Article 6
Administration of Agreement
6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death, or, Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.
Article 7
Claims And Review Procedures
7.1	For all claims, the following procedures will apply:
7.1.1	Claims Procedure. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1.1	Initiation — Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

7.1.1.2	Timing of Company Response. The Company shall respond to such

Claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.1.3	Notice of Decision. If the Company denies part or all of the claim the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.1.2	Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
7.1.2.1	Initiation — Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial must file with the Company a written request for review.

7.1.2.2	Additional Submissions — Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.1.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.1.2.4	Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.2.5	Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
Article 8
Amendments and Termination
8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.
8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article or Article 3.
8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Company terminates this Agreement in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;
the Company may distribute the amount which the Company has accrued with respect to the Company’s obligations under Article 2 hereof, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
Article 9
Miscellaneous
9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain .an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including, but not limited to, taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the .entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan

Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal And invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Community Bank of Tri-County
P.O. Box 38
Waldorf, MD 20601
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.
9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date, of this Agreement.
     IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

COMMUNITY BANK OF TRI-COUNTY

/s/ Gregory C. Cockerham	By: /s/ Michael Middleton
Gregory C. Cockerham	Title: President

☑	New Designation
☐	Change in Designation
I, GREGORY C. COCKERHAM, designate the following as Beneficiary under this Agreement.

Primary:

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Contingent:

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Notes:
▪	Please PRINT CLEARLY or TYPE the names of the beneficiaries

▪	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

▪	To name your estate as Beneficiary, please write “Estate of [your name]”.

▪	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have name my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this                      day of                                         , 2006

By:

Title:

SCHEDULE A
COMMUNITY BANK OF TRI-COUNTY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
Gregory C. Cockerham

				Change in
		Early		Control
		Termination	Disability	Annual	Preretirement
		Annual Benefit	Annual	Benefit	Annual Death
Date	Age	(1)	Benefit (1)	(1)	Benefit (2)
12/31/2006	52	$501	$501	$2,562	$4,800
12/31/2007	53	$973	$973	$2,693	$4,800
12/31/2008	54	$1,418	$1,418	$2,831	$4,800
12/31/2009	55	$1,836	$1,836	$2,976	$4,800
12/31/2010	56	$2,231	$2,231	$3,128	$4,800
12/31/2011	57	$2,602	$2,602	$3,288	$4,800
12/31/2012	58	$2,952	$2,952	$3,456	$4,800
12/31/2013	59	$3,282	$3,282	$3,633	$4,800
12/31/2014	60	$3,592	$3,592	$3,819	$4,800
12/31/2015	61	$3,885	$3,885	$4,014	$4,800
12/31/2016	62	$4,160	$4,160	$4,220	$4,800
12/31/2017	63	$4,420	$4,420	$4,435	$4,800
12/31/2018	64	$4,664	$4,664	$4,662	$4,800
7/24/2019(3)	65	$4,800	$4,800	$4,800	$4,800

(1)	Payments are made in 180 equal monthly installments commencing with later of (a) the seventh month after the Executive’s Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. Refer to Section 2.2 for Early Termination, 2.3 for Disability, and 2.4 for Change in Control.

(2)	Payments are made in 180 equal monthly installments commencing the first day of the month following receipt by the Company of the Executive’s death certificate. Refer to Section 3.1 for Death.

(3)	This is the day the Executive reaches his Normal Retirement Age.